Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports First Quarter 2016 Financial Results

Revenue $25.4 million; Net Income $0.5 million; EPS $0.04; Adjusted EBITDAS* $1.2 Million

Bellevue, WA – May 5, 2016 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the first quarter of 2016.

Jerry Chase, Bsquare President and CEO, commented, “During the first quarter we continued to see solid execution across our traditional businesses as we transition to increased focus on DataV™, our IoT software solution. On the DataV front, we are encouraged by a customer pipeline that is growing both quantitatively and qualitatively, representing opportunities across an array of industrial sectors. For that reason, during the first quarter we increased the investments we are making in DataV across R&D, sales, and marketing. We expect to accelerate that level of market demand-driven investment in the second quarter in order to more fully capitalize on this growing opportunity.”

Q1 2016 Financial Highlights

●	Revenue was $25.4 million, a 2% increase compared to the fourth quarter of 2015 and a 3% decrease over the first quarter of 2015.
●	Net income was $0.5 million, or $0.04 per share, compared to $1.1 million, or $0.09 per share, in the fourth quarter of 2015 and $1.8 million, or $0.15 per share, in the year-ago quarter.
●

Adjusted EBITDAS was $1.2 million, a decrease of approximately $0.7 million from $1.9 million recorded in the fourth quarter of 2015 and a decrease of $1.1 million from the $2.3 million recorded in the first quarter of 2015.

●	Cash and investments at March 31, 2016 were $27.9 million, a decrease of $2.1 million from December 31, 2015.

Details as follows (unaudited, in thousands except per share amounts):

	Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
Revenue:
Third-party Software	$19,917	$18,971	$19,808
Engineering Services	5,272	5,499	4,477
Proprietary Software	250	558	1,980
Total Revenue	25,439	25,028	26,265
Total Gross Profit	4,296	4,916	5,449
Gross Margins:
Third-party Software	14%	15%	14%
Engineering Services	24%	29%	17%
Proprietary Software	56%	80%	93%
Total Gross Margin	17%	20%	21%
Total Operating Expenses	3,647	3,619	3,573
Net Income	$500	$1,140	$1,823
Per Share-Diluted	$0.04	$0.09	$0.15
Adjusted EBITDAS*	$1,213	$1,941	$2,286
Cash and Investments EoQ**	$27,876	$29,973	$26,844

 Notes:

*Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

**Cash and Investments EoQ includes both short and long-term amounts (long-term at each date above was $250,000).

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Financial Commentary on First Quarter 2016 Results (Compared to Fourth Quarter 2015)

●	Revenue from third-party software was $19.9 million, an increase of 5% from $19.0 million in the fourth quarter of 2015, due primarily to strong sales of Microsoft software.
●

Engineering services revenue decreased $227,000, or 4%, to $5.3 million, while engineering services margin decreased by five percentage points to 24%. The margin decrease resulted from a combination of lower revenue and utilization, coupled with seasonality of expenses.

●

The decrease in cash and investments of $2.1 million was primarily due to a combination of increases in accounts receivable and decreases in accrued compensation, partially offset by the positive Adjusted EBITDAS contribution of $1.2 million. Days sales outstanding (DSO) increased to 76 days at March 31, 2016, from 70 days at December 31, 2015 and 47 days at March 31, 2015. The DSO increase is a result of extended payment terms granted to a Fortune 100 customer.

Q2 2016 Outlook

Management currently has the following expectations for Q2 2016:

●	Total revenue will be in the range of $23.5 to $25.5 million;
●	Gross margin percentage for Engineering Services will be down slightly;
●	Increased investments in DataV R&D, sales and marketing in an effort to capitalize on a growing customer pipeline;
●	Positive Adjusted EBITDAS; and
●	Accounts receivable balance, which has been growing due to extended payment terms granted to a highly creditworthy customer, is expected to plateau by the end of Q2.

Conference Call

Management will host a conference call today, May 5, 2016, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-877-397-0272 or 1-719-325-4749 for international callers, and reference “BSQUARE Corporation First Quarter 2016 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-877-870-5176, or 1-858-384-5517 for international callers; reference pin number 6691453. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments; and strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the extent to which we are successful in gaining new long-term customers and retaining

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as Microsoft and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Marty Heimbigner, CFOLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,342	$16,443
Short-term investments	15,284	13,280
Accounts receivable, net of allowance for doubtful accounts of $62 at March 31, 2016 and December 31, 2015	21,323	19,009
Prepaid expenses and other current assets	734	580
Total current assets	49,683	49,312
Equipment, furniture and leasehold improvements, net	1,088	1,167
Restricted cash equivalents	250	250
Deferred tax assets	17	145
Intangible assets, net	560	594
Goodwill	3,738	3,738
Other non-current assets	53	52
Total assets	$55,389	$55,258
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$12,045	$11,789
Accounts payable	470	188
Accrued compensation	1,553	2,390
Other accrued expenses	1,208	1,277
Deferred rent, current portion	304	298
Deferred revenue	742	1,135
Total current liabilities	16,322	17,077
Deferred tax liability	94	97
Deferred rent	1,100	1,177
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,124,035 shares issued and outstanding at March 31, 2016 and 12,092,598 shares issued and outstanding at December 31, 2015	133,774	133,331
Accumulated other comprehensive loss	(846)	(869)
Accumulated deficit	(95,055)	(95,555)
Total shareholders’ equity	37,873	36,907
Total liabilities and shareholders’ equity	$55,389	$55,258

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Software	$20,167	$21,788
Service	5,272	4,477
Total revenue	25,439	26,265
Cost of revenue:
Software	17,161	17,078
Service	3,982	3,738
Total cost of revenue	21,143	20,816
Gross profit	4,296	5,449
Operating expenses:
Selling, general and administrative	3,206	3,007
Research and development	441	566
Total operating expenses	3,647	3,573
Income from operations	649	1,876
Other income, net	21	24
Income before income taxes	670	1,900
Income tax expense	(170)	(77)
Net income	$500	$1,823
Basic income per share	$0.04	$0.15
Diluted income per share	$0.04	$0.15
Shares used in calculation of income per share:
Basic	12,102	11,778
Diluted	12,531	12,057

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2016	2015
Adjusted EBITDAS:
Operating income as reported	$649	$1,876
Depreciation and amortization	151	146
Stock-based compensation expense	413	264
Adjusted EBITDAS (1)	$1,213	$2,286
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999